xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com A New Mobile Communications Paradigm for Challenging Wireless Environments Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated June 29, 2015 Relating to Preliminary Prospectus filed June 22, 2015 Registration No. 333 - 203853

2 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com Free Writing Prospectus Disclosure Link to documents on www.sec.gov On June 22 , 2015 , the issuer, xG Technology, Inc . , filed a Registration Statement on Form S - 1 /A Amendment No . 1 (Registration No . 333 - 203853 ) with the Securities and Exchange Commission (the “SEC”) with respect to the offering to which this presentation relates . A copy of the preliminary prospectus for the offering is included in that registration statement . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may obtain these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, Prospectus Department, 888 San Clemente Drive, Newport Beach , CA 92660 , telephone : 800 - 678 - 9147 , e - mail : prospectus@roth . com .

3 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com Safe Harbor Statement These materials have been prepared by xG Technology, Inc . (“xG” or the “Company”) solely for use at the presentation and have not been independently verified . The information presented or contained in these materials is subject to change without notice . These materials contain “forward - looking statements” within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended, that are based on our current expectations, assumptions, estimates and projections about us and our industry . The forward - looking statements are subject to various risks and uncertainties . The Company urges caution in considering its current trends and any outlook on earnings disclosed in this presentation . These forward - looking statements, which reflect the Company’s best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of the Company to be materially different from the performance indicated or implied by such statements . Words such as “expects”, anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward - looking statements . Except as may be required by law, the Company expressly disclaims any obligation to update these forward - looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events . Factors that could cause actual performance to differ materially from the performance indicated in these forward - looking statements include, among others : progress, timing, cost, future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources, or patent protection for our products and commercialization activities ; and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in the Risk Factors contained in the Company’s Registration Statement on Form S - 1 (File Number : 333 - 203853 ) .

4 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com About xG Technology, Inc. • 12 years experience developing next - generation wireless communications • Market - leading technologies that make wireless networks more intelligent, reliable, accessible and affordable • Headquartered in Sarasota, FL; engineering facilities in Fort Lauderdale, FL • NASDAQ - listed • 63 employees; 40 in engineering • Broad IP portfolio: 59 US patent matters (54 issued); 110 international (59 issued) covering key wireless areas including: – Wireless VoIP – Self - Organizing Networks – Interference Mitigation and Avoidance

5 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com xG’s xMax: What’s Different • Cognitive radio - based private fixed and mobile wireless broadband system • Enables delivery of secure, reliable broadband data, video and voice communications • Spectrum agnostic, meaning that it can be tuned to operate in any spectrum band • Increases spectrum capacity; unlocks shared spectrum • Flexible and scalable system easily adaptable to numerous rapid deployment scenarios • Highly interoperable: embraces and extends existing technologies (LTE, GSM, CDMA, P25) • End - to - end IP system: supports any commercially available smartphone, laptop, tablet, video camera, or unmanned sensor

6 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com Key Value Propositions: Wireless Industry • Wireless industry challenge #1: constricted availability of wireless spectrum needed to deliver communications services. Wireless demand expected to far exceed capacity in three years xG Solution: xG’s cognitive radio technology allows wireless devices to automatically identify and utilize available frequencies to ensure optimal communications Image sources: FCC, Cisco, Ericsson * FCC forecasts Image source: Cisco VNI Mobile 2014

7 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com Key Value Propositions: Wireless Industry • Wireless industry challenge #2: growing levels of interference that increasingly threaten the integrity of communications transmissions xG Solution: xG’s patented suite of interference mitigation technologies delivers resistance to jamming and hacking heretofore unavailable – Substantially and significantly differentiates xMax from existing wireless protocols. The xMax system successfully withstood deliberately - generated barrage - type interfering signals that were applied at increasing power levels. (Demonstration conducted at Lackland Air Force Base, San Antonio, TX, 2015)

8 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com • Public Safety/Emergency Management: – xMax delivers a FirstNet - ready wireless broadband solution for first responders that is exceptionally reliable and highly interoperable, even during crisis situations, especially for command centers • Department of Defense/Military: – xMax leverages active interference mitigation technologies to deliver vital communications across all phases of military operations • Rural Telecom: – xMax enables rural telecom firms to provide mandated broadband services, and opens revenue opportunities in servicing untapped local markets • Emerging Markets/International: – xMax extends high - performance, low - cost broadband services to regions not currently served by local incumbents Key Value Propositions: Target Verticals

9 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com • Critical Infrastructure: – xMax delivers a highly secure private mobile and fixed broadband solution that can serve as a primary or backup communications system • Municipal Governments: – xMax can blanket towns and counties with secure and reliable communications that cost - effectively enable automation of municipal and social services – Increases government revenue opportunities and reduces expenses • Content Providers: – xMax provides a private network content delivery pipe for companies (Google, Amazon and Yahoo as an alternative to conventional carrier networks) Key Value Propositions: Target Verticals

10 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com Size/Weight/Power/Performance • Compact Access Point (AP) design optimizes size, weight and power without compromising performance • Lightweight Power over Ethernet (PoE) replaces heavy copper cabling for Land Mobile Radio (LMR) • Eliminates requirement for air conditioning • Expands mounting options, including buildings and lower cost structures Base station = 300 lbs + Cabling & antenna = 100lbs <20lbs Total Package 1 st Generation xMax 2nd Generation xMax CN1100 Access Point Reduced SWaP (size, weight and power) or Panel Whip +

11 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com Expanding xMax Ecosystem • Expanding ecosytem of xMax compatible and complementary applications • Enhanced choices, value and solutions for customers Body - worn cameras LTE Modules Mobile VPN/Roaming/Encryption COP/Command/PTT/Video Team collaboration apps.

Key Milestones and Events

xMax®

- **Regulatory:** Received FCC certification for all xMax network elements
- **Recognition:**
  - xG named a ***Top Technology Innovator*** by ABI Research 3/2015
  - xMax showcased as Emergency Comms. & Disaster Response Solution to CA Public Safety Agencies 11/2014
  - Product award: ***Broadband Impact Product of the Year*** (CN3200) 10/2014
- **Performance:**
  - Ten-fold improvement in market-leading interference mitigation capabilities achieved 4/2015
  - Integrated highly-tuned versions of dynamic spectrum access, interference mitigation, multi-user mobility, multiple in, multiple out (MIMO) antenna technology, dual-band protocol routing, network management tools
- **Pipeline Building:**
  - Strong sales traction in key verticals: public safety, municipal government, rural telecom
  - Awarded subcontract position on US Army communications contract
  - Multiple proposals out to potential customers
  - Steady program of field demos
- **Events**
  - Demonstrated high resistance to sustained military-grade interference at China Lake test range 3/2015
  - BayRICS Public Safety Pilot Project 12/2014 to 5/2015
  - Demonstrated ability of xMax to remain operational even when public cellular system is compromised during large-scale public event 3/2015
  - Superiority of interference mitigation capabilities validated at Lackland Air Force Base 10/2014

xG TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved.
www.xgtechnology.com
12

The Big Ones

XMax®

- **Vigilant Hammer (military)**
  - Department of Defense electronic warfare event where xG flawlessly demonstrated interference mitigation capabilities for multiple agencies with procurement authority
- **BAYRICS (public safety)**
  - Successful xMax deployment and LTE compatibility open door to FirstNet and local funding
- **Clark County, NV (public safety)**
  - Successful xMax deployment and LTE compatibility open door to FirstNet and local funding
- **RigNet (oil & gas/critical infrastructure)**
  - Integration opportunity with leading global provider of managed remote communications dedicated to the oil and gas industry
- **Costa Rica (rural/international)**
  - Initial and follow-on orders plus successful early stage installation opens opportunities through Latin America and other emerging markets
- **Texas DPS (public safety)**
  - Successful xMax deployment and LTE compatibility open door to FirstNet and local funding
- **Papua New Guinea (rural/international)**
  - International communications development project, funding sources identified
- **Grenada (international/telemedicine)**
  - Initial order for telemedicine application represents new global vertical market for xG

xG TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved.
www.xgtechnology.com
13

14 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com • xG Demonstrates Resistance to Jamming at USSOCOM Technical Experimentation Event (6/24/15) • Installation of First xMax Network in Costa Rica (6/17/15) • xG and DirectView Begin Beta Testing Body - Worn Camera Solution with xMax (6/16/15) • xG Technology Demonstrates FirstNet - Ready System with LTE - Capable Connectivity (5/28/15) • xG Technology Agreement to Co - Market xMax with Radio IP Mobile VPN Technology (5/27/2015) • xG Technology Mobile Broadband Equipment to be Deployed in Costa Rica (5/20/15) • xG Awarded New Patent for Enhanced Method of Mitigating Interference (5/14/15) • xG Technology Agreement to Co - Market xMax and DragonForce Team Collaboration Tool (5/6/15) • xG Technology Announces New Interference Mitigation Patent (5/4/15) • xG Technology Agreement to Integrate xMax with DirectView Body - Worn Cameras (4/27/15) • xG Technology Announces Increased Performance of Interference Mitigation Technology (4/13/15) • xG Technology Announces Successful Deployment of xMax Pilot Network for BayRICS in Three California Municipalities (4/7/15) • ABI Research Names xG Among Top Technology Innovators Set to Disrupt Tech Markets (3/23/15) • xG Announces $1 Million Purchase of Products by Townes Tele - Communications (2/10/15) • xG CN1300 Access Point Receives FCC Certification, Enabling Commercial Shipment (1/29/15) Recent Press Releases

15 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com Foreign patents 110 59 issued/ 51 pending US patents 59 54 issued/ 5 pending US PATENTS Area Issued Pending Cognitive Radio - Cognitive media access control layer 19 3 - Cognitive and Spectrum Sharing physical layer 25 0 Mobile VoIP 10 2 Total 54 5 Broad, Unchallenged IP Portfolio • IP features advanced cognitive technologies such as spectrum sharing, interference mitigation and self - organizing networks • We are pursuing an active licensing strategy (similar to that of Qualcomm) for our key spectrum - optimizing technologies

xMax®

Leadership



George Schmitt
CEO/Chairman of the Board
- *40+ years wireless comms.*
- *Member, Wireless Hall of Fame*
- *Mannesmann, Omnipoint, AirTouch*



James Woodyatt
President
- *20+ years investment bkg.*
- *Expertise in private equity and international sales*



Richard L. Mooers
Director
- *xG cofounder*
- *20+ years finance/merchant banking*



Kenneth Hoffman
Director
- *FPL Lead Counsel*
- *25+ years public utilities and telecom experience*



Gary Cuccio
Director
- *35+ years wireless/engineering/software exec. mgmt. experience*



Roger G. Branton
CFO
- *xG cofounder*
- *20+ yrs. finance/ merchant banking*



John C. Coleman
Div. President, Federal & Expeditionary Businesses/Director
- *Colonel, USMC (ret)*
- *Expert, DoD & public safety wireless comms.*



James T. Conway
Director
- *General, USMC (Ret.)*
- *34th USMC Commandant*
- *Member, Joint Chiefs of Staff*



Ray Sidney
Director
- *2nd engineer hired at Google*
- *Recognized expert in software security and data encryption*

xG TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved.
www.xgtechnology.com
16

17 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com Capitalization Table Security As of June 15, 2015 % Fully Diluted Common Shares 49,444,666 80.4% Convertible Note 2,333,332 3.8% Outstanding Series C Preferred Stock 313,429 0.5% Outstanding Warrants 6,118,596 9.9% Outstanding Options 3,326,525 5.4% Fully Diluted Shares Outstanding 61,536,548 100.0%

18 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com UNAUDITED CONDENSED BALANCE SHEET (IN THOUSANDS EXCEPT PER SHARE DATA) Balance Sheet

19 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2015, All Rights Reserved. www.xgtechnology.com UNAUDITED CONDENSED STATEMENT OF OPERATIONS (IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA) Income Statement